Exhibit 99.2

Email from Bruce to Employees

To:	Donuts employees

From:	Bruce Jaffe

Subject:	Donuts + Rightside

Team:

I am thrilled to share this morning that we signed an agreement to purchase Rightside, and we just issued a press release - you can see it here. We have scheduled an all-hands meeting this morning to discuss.

At that time, the exec team and I will fill you in on the details, but in the meantime, please keep your discussion of this matter internal to Donuts.

I can’t be more excited about this potential combination, or more proud and impressed by our incredible Donuts team who have pulled this off. Special thanks to Alvaro and David who have been working around the clock to get us to this point.

Looking forward to sharing the details with you later this morning!

Bruce

Important Additional Information and Where to Find It

The tender offer for the outstanding common shares of Rightside Group, Ltd. (“Rightside”) has not yet commenced. These communications are not an offer to purchase any shares of Rightside or a solicitation of an offer to sell securities. At the time that the tender offer is commenced, Donuts Inc. and its acquisition subsidiary will file tender offer materials on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Rightside will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an offer to purchase, a related letter of transmittal and certain other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered by Rightside’s stockholders before any decision is made with respect to the tender offer. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rightside stockholders free of charge. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC.